                                                                 EXHIBIT (P)(iv)

                                 CODE OF ETHICS
                              AMENDED AND RESTATED
                      PURSUANT TO RULE 206(4)-7 OF 1940 ACT

                          SENECA CAPITAL MANAGEMENT LLC

                                 JANUARY 1, 2004

As an investment adviser, Seneca Capital Management LLC ("Seneca" or the "firm") is a fiduciary. It owes its clients the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety. This Code of Ethics and Conduct (the "Code") is intended to set forth those policies and procedures and to state Seneca's broader policies regarding its duty of loyalty to clients.

1.       Statement of Ethical Principles

         Seneca holds its employees to a high standard of integrity and business practices. In serving its clients, Seneca strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with the personal trading activities of its employees and client securities transactions.

         While affirming its confidence in the integrity and good faith of all of its employees and partners, Seneca recognizes that the knowledge of present or future portfolio transactions or the power to influence portfolio transactions, if held by such individuals, could place them in a position where their personal interests might conflict with the interests of clients, if they were to trade in securities eligible for investment by the Managed Portfolios.

         In view of the foregoing and of the provisions of Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the "1940 Act"), Seneca has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures.

         When Access Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code's specific provisions:

         (a)      At all times, the interests of clients must be paramount;

         (b) Personal transactions must be conducted consistent with this Code of Ethics, in a mariner that avoids any actual or potential conflict of interest; and

         (c) No inappropriate advantage should be taken of any position of trust and responsibility.

2.       Unlawful Actions

         It is unlawful for any affiliated person of Seneca, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by Managed Portfolios:

         (a)      to employ any device, scheme or artifice to defraud a client;

         (b) to make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

         (c) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

         (d) to engage in any manipulative practice with respect to a Managed Portfolio.

3.       Definitions

         (a) "Access Person" means any Member, Officer, Portfolio Manager or Advisory Person, and all other employees of Seneca, individually and collectively.

         (b)      "Advisory Person" means any (i) officer or partner of Seneca;
                  (ii) any temporary or permanent employee of Seneca, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by Managed Portfolios, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to Seneca who obtains information concerning recommendations made with regard to the purchase or sale of Covered Securities by the Managed Portfolios.

         (c) "Affiliated person" has the same meaning as in Section 2(a)(3) of the 1940 Act.

         (d) "Beneficial ownership" shall be interpreted in the same mariner as it would be under Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder. A copy of Rule 16a-1(a) (2) is attached to this Code of Ethics.

                  Generally, beneficial ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect "pecuniary interest" in the security. For the purposes hereof,

                  (i) "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

                  (ii) "Indirect pecuniary interest" includes, but is not limited to: (a) securities held by members of the person's "immediate family" (this means any child, child-in-law, stepchild, grandchild, parent, parent-in-law, stepparent, grandparent, spouse, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted); (b) a general partner's proportionate interest in portfolio securities held by a general or limited partnership;
                           (c) a person's right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person's interest in securities held by a trust; (e) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)).

         (d) "Chief Compliance officer" refers to Seneca's Chief Compliance Officer or any person designated by the firm to perform compliance functions.

         (e)      "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the 1940 Act, as amended.

         (f) "Covered Security" means all securities except securities that are direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies, and shares issued by open-end mutual funds.

         (g) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

         (h) "Investment Personnel" of Seneca means: (i) any employee of Seneca (or of any company in a control relationship to the Seneca) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Managed Portfolios; and (ii) any natural person who controls Seneca and who obtains information concerning recommendations made regarding the purchase or sale of securities by Managed Portfolios. Investment Personnel includes any Portfolio Manager or other investment person, such as an analyst or trader, who provides information and advice to a Portfolio Manager or assists in the execution of the investment decisions.

         (i) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                  Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

         (j) "Managed Portfolio" shall mean those client accounts, individually and collectively, for which the Portfolio Manager makes buy and sell decisions.

         (k) "Management Committee" shall mean the following persons collectively: Gail P. Seneca, Sandra J. Monticelli, Sara Boonin, Ronald K. Jacks, and Albert Gutierrez, CFA.

         (l) "Portfolio Manager" means the person entrusted to make or participate in the making of the buy and sell decisions for a Managed Portfolio.

         (m) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

         (n) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, as amended.

         (o) "Security Held or to be Acquired" by a Managed Portfolio means:

                  (i) any Covered Security which, within the most recent 15 days:

                           (A)      is or has been held,by Managed Portfolios;
                                    or

                           (B) is being or has been considered for purchase by Managed Portfolios; and

                  (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (o)(i) of this Section.

                  A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Investment Personnel making the recommendation, when such person seriously considers making such a recommendation.

4.       Exempted Transactions

         The preclearance prohibitions of Section 5 of this Code, except for paragraphs (a) and (b) of Section 5 relating to IPOs and Limited Offerings, shall not apply to:

         (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the Chief Compliance Officer.

         (b) Purchases or sales of securities not eligible for purchase or sale by Managed Portfolios (including securities that trade at less than $5.00 /share.)

         (c) Purchases or sales which are non-volitional on the part of either the Access Person or Managed Portfolios.

         (d) Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.       Prohibited Activities

         (a) IPO Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering (including IPOs offered through the Internet), except with the prior written approval of the Chief Compliance Officer of Seneca.

         (b) Limited Offering Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in a Limited Offering except with the prior written approval of the Chief Compliance Officer of the firm. Any such approved purchase should be disclosed to the firm if that issuer's securities are being considered for purchase or sale by Managed Portfolios, and the decision to purchase or sell should be subject to independent review by Investment Personnel with no interest in the issuer.

                  The Chief Compliance Officer will make a record of any decision, and the reasons supporting the decision, to grant approval for transactions in IPOs and Limited Offerings, and will maintain these records for at least five years after the end of the fiscal year in which the approval is granted.

         (d) Preclearance Rule: No Access Person may directly or indirectly acquire or dispose of beneficial ownership in a Covered Security unless such transaction has been precleared by the Chief Compliance Officer of Seneca. Preclearance is valid through the business day next following the day preclearance is given.

         (e) The Chief Compliance Officer will monitor investment activity by the Access Person involving the precleared transaction.

         NOTE: THE CHIEF COMPLIANCE OFFICER OF THE FIRM MAY DENY APPROVAL OF ANY TRANSACTION REQUIRING PRECLEARANCE UNDER THIS PRECLEARANCE RULE, EVEN IF THE TRANSACTION IS NOMINALLY PERMITTED UNDER THIS CODE OF ETHICS, IF SHE REASONABLY BELIEVES THAT DENYING PRECLEARANCE IS NECESSARY FOR THE PROTECTION OF A MANAGED PORTFOLIO. ANY SUCH DENIAL MAY BE APPEALED TO SENECA'S MANAGEMENT COMMITTEE. THE DECISION OF THE COMMITTEE SHALL BE FINAL.

         (f) Open Order Rule: No Access Person may directly or indirectly acquire or dispose of beneficial ownership in any Covered Security on a day during which a Managed Portfolio has a pending "buy" or "sell" order for that security of the same type (i.e., buy or sell) as the proposed personal trade, until Managed Portfolio's order is executed or withdrawn.

         Exceptions: The following securities transactions are exempt from the Open Order Rule:

                  1. Purchases or sales of up to 500 shares of an issuer ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale and/or securities with a market capitalization over $10 " billion as of the most recent fiscal quarter. The Chief Compliance Officer of the firm shall make available an updated list of such issuers quarterly.

                  2. Purchases or sales approved by the Chief Compliance Officer of Seneca in her discretion.

         ANY PROFITS REALIZED ON A PERSONAL TRADE IN VIOLATION OF THIS SECTION 5(f) MUST BE DISGORGED AT THE REQUEST OF THE FIRM.

         (g) Blackout Rule: No Portfolio Manager may directly or indirectly acquire or dispose of beneficial ownership in a Covered Security within seven calendar days before and after a Managed Portfolio trades in that Security.

         Transactions permitted under the Blackout Rule must also satisfy the Open Order Rule and the Preclearance Rule, if and to the extent the transaction is not covered by exceptions to those rules.

         ANY PROFITS REALIZED BY A PORTFOLIO MANAGER ON A PERSONAL TRADE IN VIOLATION OF THIS SECTION 5(G) MUST BE DISGORGED AT THE REQUEST OF THE FIRM.

         (h) Ban on Short-term Trading Profits: No Access Person may profit in the purchase and sale, or sale and purchase, any of the same (or equivalent) securities within 60 calendar days.

         (i) Gifts. No Access Person shall annually accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of the firm.

         (j) Service as Director. No Access Person shall serve on the board of directors of a publicly traded company without prior authorization by the Management Committee or the Chief Compliance Officer of the firm. If board service is authorized, such Access Person shall have no role in making investment decisions with respect to the publicly traded company.

         (k) No Portfolio Manager shall engage in excessive trading or market timing activities with respect to any mutual fund whether or not such mutual fund is managed by such Adviser/Subadvisor or any affiliated adviser or subadvisor. For the purposes of the foregoing, "market timing" shall be defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period. The foregoing restrictions shall not apply to Portfolio Managers investing in mutual funds through asset allocation programs, automatic reinvestment programs, 401(k) and similar retirement accounts and any other non-volitional investment vehicles. Portfolio Managers shall provide quarterly certifications as to their compliance with this restriction.

         (l) No Advisory Person shall divulge or act upon any material, non-public information, as such term is defined under relevant securities laws.

6.       Reporting and Compliance Procedures

         (a) All Access Persons shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal securities trade and a copy of each periodic account statement to the firm's Chief Compliance Officer.

         (b) Every Access Person shall report to Seneca the information described in Section 6(c) of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security, provided that

                  (i) An Access Person need not make a quarterly report under this Section 6(b) if the report would duplicate information contained in broker trade confirmations or account statements received by Seneca's Chief Compliance Officer under Section 6(a) with respect to the Access Person in the time period required by
                           Section 6(c),
                           if all of the information required in Section 6(c) is contained in those confirmations and statements.

         (c) Every report required pursuant to Section 6(b) above shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) with respect to any transaction during the quarter in a Covered Security in which the Access Person had or acquired any direct or indirect beneficial ownership:

                           (A) The date of the transaction, the title and the number of shares, the maturity date, the interest rate and the principal amount of each Covered Security involved;

                           (B) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                           (C) The price of the Covered Security at which the transaction was effected;

                           (D) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                           (E) The date of approval of the transaction and the person who approved it as required by
                                    Section 5(a), (b), or (d) above.

                  (ii) with respect to any amount established by the Access Person in which Securities were held during the quarter for the direct or indirect benefit of the Access Person:

                           (A) The name of the broker, dealer, or bank with whom the Access Person established the account;

                           (B)      The date the account was established; and

                  (iii)    the date the report is submitted by the Access
                           Person.

         (d) No later than 10 days after becoming an Access Person, and annually thereafter on or before January 30 of each year, each Access Person must submit to the Chief Compliance Officer a report of his or her personal securities holdings (the "Initial Holdings Report" and the "Annual Holdings Report", respectively), which must include the following information (the Applicable Date for the Initial Holdings Report is the date the person became an Access Person; the Applicable Date for the Annual Holdings Report must be a date no earlier than December 31 of the prior year):

                  (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the Applicable Date.

                  (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the Applicable Date.

                  (iii)    The date the report is submitted by the Access
                           Person.

         (e) Each Access Person shall submit annually to the Chief Compliance Officer a certification by the Access Person that he or she has read and understood the Code of Ethics, has complied with the Code's requirements, and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code's requirements. The certification will be submitted to the Chief Compliance Officer by January 30 of each year.

         (f) Any report made under this Section 5 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         (g)(i) The Chief Compliance Officer shall furnish to Seneca's Management Committee annually, and the Management Committee will consider, a written report that

                           (A) Summarizes the current procedures under the Code of Ethics;

                           (B) Describes any issues arising from the Code of Ethics or procedures since the last report to the Management Committee, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

                           (C)      Certifies that Seneca, has adopted
                                    procedures reasonably necessary to prevent
                                    Access Persons from violating the Code.

         (h) Any Access Person shall immediately report any potential violation of this Code of which he or she becomes aware to the firm's Chief Compliance Officer.

         (i) An Access Person need not make reports under this Section 6 with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         (j) The Chief Compliance Officer will review all reports and other information submitted under this Section 6. This review will include such comparisons with trading records of Seneca as are necessary or appropriate to determine whether there have been any violations of the Code.

         (k) The Chief Compliance Officer will maintain a list of all Access Persons who are required to make reports under the Code, and shall inform those Access Persons of their reporting obligations. The Chief Compliance Officer shall promptly notify any Access Person when any report has not been filed on a timely basis.

7.       Sanctions

         Upon discovering a violation of this Code, the Chief Compliance Officer, in consultation with the Management Committee may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

8.       Exceptions

         The Chief Compliance Officer, in consultation with counsel, may grant written exceptions to provisions of the Code based on equitable considerations. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided, however, that no exception will be granted where the exceptions would result in a violation of Rule 206(4)-7. To the extent any such exception relates to an Access Person of the firm, the exception will be reported to Seneca's Management Committee at its next regularly scheduled meeting.

9.       Other Codes of Ethics

         This Code of Ethics does not amend or supercede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby.